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                                                                   Exhibit 10.30

                                   AGREEMENT

     This Agreement (the "Agreement") is made effective as of the 14th day of November, 1997 by and among Bendata, Inc., a Colorado corporation, Bendata Inc.'s parent company Astea International Inc., a Delaware corporation (Astea International Inc. (or any successor in interest) and Bendata, Inc. are collectively referred to as "BENDATA"), and Vance F. Brown ("BROWN") (collectively referred to as the "Parties").

     WHEREAS, BENDATA desires to continue to engage the services of BROWN, subject to the terms and conditions set forth herein;

     WHEREAS, BROWN wishes to continue to provide services to BENDATA, subject to the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree as follows:

     1. Employment. BENDATA hereby offers, and BROWN hereby accepts, continued employment subject to the terms and conditions set forth in this Agreement.

     2. Term. This Agreement shall be for an initial term of two (2) years commencing on the effective date stated above. Upon the expiration of the term of this Agreement, unless terminated before such time as hereinafter provided, BENDATA shall have no further obligations to BROWN and BROWN will be employed at the will of BENDATA. This Agreement shall not automatically renew unless the Parties so agree in writing. Certain provisions of this Agreement shall survive the expiration of the term of this Agreement if so provided herein or if necessary or desirable to accomplish the purposes of such provisions, including, without limitation, BROWN's obligations pursuant to Paragraphs 7, 8, 9 and 10.

     3. Duties and Responsibilities of BROWN. During the term of this Agreement, BROWN shall:

         a.  serve Bendata, Inc. as its President and Chief Executive Officer;

         b. be employed by Bendata, Inc. on a full-time basis and shall perform such duties and responsibilities on behalf of Bendata, Inc. as are appropriate to his position and as may reasonably be designated from time to time by the Board of Directors of Bendata, Inc. or its designees (the "Board");

         c. devote his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of Bendata, Inc. and to the discharge of his duties and responsibilities hereunder.

     4. Compensation. Subject to performance of BROWN's duties and obligations pursuant to this Agreement, during the term of this Agreement:

         a. BENDATA shall pay BROWN Base Salary at the rate of $200,000 per annum for the first year of this Agreement and $225,000 per annum for the second year of this agreement. Such base salary, as from time to time modified, is hereinafter referred to as the "Base Salary." Base Salary shall be payable in accordance with the customary payroll practices of BENDATA for its executive employees, subject to modification of such practices from time to time by the Board in its sole discretion, and subject to legally required and voluntarily authorized deductions.


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         b. During the initial term of this Agreement and any renewal term of at-will employment as described in paragraph 2, BROWN shall be entitled to participate in any incentive bonus program which is made available to executive employees of BENDATA from time to time, in accordance with the generally applicable terms thereof. BROWN's current incentive bonus plan is fully described in Exhibit 1 attached hereto and incorporated herein, and is applicable through the end of calendar year 1997. Another incentive bonus plan, the specifics of which will be determined by the end of the first quarter of 1998, will be adopted for calendar year 1998, providing for a target of $75,000 in additional earnings for that calendar year upon satisfactory performance of specified performance targets, including without limitation the achievement of 30% annual growth in Bendata, Inc.'s revenues over the prior year. Additionally, if BROWN's employment continues beyond January 1, 1999, an incentive bonus plan shall be adopted for calendar year 1999 or through termination of this Agreement, whichever is earlier, which also shall provide for a target of $75,000 for satisfactory performance of specified performance targets, including without limitation the achievement of 30% annual growth in Bendata Inc.'s revenues over the prior year. The incentive bonus plans for the years 1998 and 1999, including terms governing the timing of payments thereunder, shall be modeled after the plan described in Exhibit 1, except that quarterly revenue and profitability goals shall be modified to reflect the then existing goals of Bendata, Inc.

         c. Upon execution of this Agreement, BROWN shall receive a non-qualified stock option to purchase 35,000 shares of the common stock of Astea International Inc. at an exercise price determined as the market price of the stock at the close of business on the date of grant, with vesting over two (2) years; expiration on the earlier of ten (10) years from date of grant or five
(5) years after termination of BROWN's employment; and other terms to be equivalent to BROWN's stock option agreement dated the 24th day of April, 1997. Additionally, if BROWN meets the specified annual performance target for the prior year as set forth in the applicable bonus plan and Astea International Inc. holds more than 50% of the capital stock of Bendata, Inc. at the end of such year, BROWN shall receive non-qualified options for 50,000 shares of the common stock of Astea International Inc. at approximately each anniversary date of this Agreement commencing one year after the effective date of this Agreement and continuing each year thereafter during the term of his employment, with the exercise price determined as the market price at the close of business on each such date of grant, and with vesting over two (2) years; expiration on the earlier of ten (10) years from date of grant or five (5) years after termination of BROWN's employment; and other terms to be equivalent to the April 24, 1997 stock option agreement.

         d. BROWN shall be eligible to participate in any and all employee benefit plans from time to time in effect for executive employees of BENDATA. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of BENDATA and the discretion of the Board or any administrative or other committee provided for or contemplated in such plan.

         e. Provided that the exercise price of all outstanding stock options held by BROWN are equal to or greater than the fair market value of the common stock of Astea International Inc. on the date hereof, then each such outstanding stock option shall be amended hereby to provide that (a) it shall terminate on the earlier of ten (10) years from date of grant or five (5) years after termination of BROWN's employment (b) it shall be a non-qualified stock option.

     5. Termination. Notwithstanding the provisions of Paragraph 2, BROWN's employment hereunder shall terminate under the following circumstances:

         a.    Automatic Termination.

               1) Death. In the event of BROWN's death during the term of this Agreement, BROWN's employment hereunder shall immediately and automatically terminate. Any stock options that have been issued to BROWN by Astea International Inc. prior to his death shall vest in accordance with their terms as if

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BROWN's employment had actually continued for twelve (12) months following his death. This provision shall supersede any contrary provision in any stock option agreement.

     2) Disability. In the event that BROWN becomes totally disabled during BROWN's employment under this Agreement through any illness, injury, accident or condition of either a physical or psychological nature, and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days, and upon written notice to BROWN, BROWN's employment hereunder shall immediately and automatically terminate. If any question arises as to whether during any period BROWN is so disabled, BROWN shall, at the request of BENDATA, submit to a medical examination by a health care provider selected jointly by BENDATA and BROWN to determine whether BROWN is so disabled. Such determination shall, for the purposes of this Agreement, be conclusive of the issue. If this question arises and BROWN does not submit to the medical examination, BENDATA's determination of the issue shall be binding on BROWN. Any stock options that have been issued to BROWN by Astea International Inc. prior to his termination pursuant to this Paragraph shall vest in accordance with their terms as if BROWN's employment had actually continued for twelve (12) months following such termination. This provision shall supersede any contrary provision in any stock option agreement

     b. Termination by BENDATA For Cause. BENDATA may terminate BROWN's employment hereunder for cause at any time upon written notice to BROWN setting forth in reasonable detail the nature of such cause. "Cause" hereunder shall be limited to the following: (i) BROWN shall have committed a material act of fraud or dishonesty with respect to BENDATA, or any of BENDATA's employees, customers, or clients; (ii) BROWN shall have been finally convicted of a felony or any crime involving moral turpitude; (iii) breach by BROWN of any material term of this Agreement and a failure on BROWN's part to remedy such breach within thirty days after written notice thereof; (iv) BROWN's irresponsible use of alcoholic beverages, or BROWN's illegal purchase, sale, possession, use or transfer of drugs, while performing duties for BENDATA; or (v) legally proscribed abuse, threats or harassment, physical or otherwise, by BROWN of employees or others associated with BENDATA in a manner that violates BENDATA's written policies or any requirements of law. In the event of a termination for cause pursuant to this Paragraph, BROWN shall be paid, as of the effective date of the termination, accrued but unpaid Base Salary through the date of termination, accrued bonus compensation and vacation benefits, subject to all legally required and voluntary authorized deductions, and he shall retain all stock option rights previously issued to him and that have vested as of the effective date of the termination. No other compensation shall be owing to BROWN.

     c. Termination by BENDATA Other Than For Cause. BENDATA may terminate BROWN's employment hereunder at any time for any reason other than for cause upon written notice to BROWN. In the event of such termination, BROWN's employment will cease as of the date specified in BENDATA's written notice. In the event of a termination under this Paragraph, provided that BROWN signs a reasonable severance agreement including a general release of all claims in favor of BENDATA and BROWN, BENDATA shall pay BROWN severance payments in the form of continuation of his Base Salary and medical benefits through the then effective expiration date of this Agreement or twelve (12) months Base Salary and medical benefits, whichever is greater, subject to all legally required and voluntarily authorized deductions. Such payments shall be made in accordance with the customary payroll practices of BENDATA for its executive employees. BENDATA shall also pay BROWN unpaid bonus payments attributable to the previous fiscal year and accrued vacation benefits, subject to all legally required and voluntarily authorized deductions. Any stock options that have been issued to BROWN by Astea International Inc. prior to his termination pursuant to this Paragraph shall vest in accordance with their terms as if BROWN's employment had actually continued for twelve (12) months following such termination. This provision shall supersede any contrary provision in any stock option agreement.


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         d.  Resignation by BROWN in Event of Significant Change in Employment
Status. In the event that BROWN's employment status is changed in an material way, including without limitation a change in BROWN's title or responsibilities to anything other than "President and Chief Executive Officer" or a change in BROWN's employment location to anywhere other than Colorado Springs, CO, then BROWN, at his election exercised in writing within 30 days of such change, may resign his position, in which event BROWN shall be entitled to all payments and stock option benefits described in Paragraph 5(c) above. A change in control of Bendata, Inc. shall not, in itself, be deemed a material change in BROWN's employment status.

         e.  Change in Control of Bendata, Inc.   In the event that (a)
substantially all of the assets of Bendata, Inc. or (b) more than 50% of the beneficial ownership (as defined under Section 13 of the Securities Exchange Act of 1934, as amended) of the capital stock of Bendata, Inc. is transferred by Astea International Inc. to an unrelated third party or parties during BROWN's employment by BENDATA, then:

         (i) all stock options held at such time by BROWN shall become immediately vested and exercisable on the date of such sale or transfer.

         (ii) Astea International Inc. shall pay BROWN a cash bonus equal to $50,000 plus $1,000 for every $1,000,000 exceeding $50,000,000 in consideration received by Astea Intentional Inc. from the acquiring entity.

     6.  Effect of Termination.

         a. In the event of termination of this Agreement for any reason, payment by BENDATA of the amounts described in paragraphs 5(b) or 5(c), if applicable, and vesting of stock options as described herein shall constitute the entire obligation of BENDATA to BROWN.

         b. Upon termination of BROWN's employment, BROWN shall no longer have the right to be identified as an employee of BENDATA.

         c. BROWN agrees that, following termination of his employment, for a period of two (2) years and regardless of the reason for such termination, BROWN will cooperate fully with BENDATA, upon request, in relation to BENDATA's defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters which occurred during BROWN's employment by BENDATA. This continuing duty of cooperation shall include BROWN being available to BENDATA, upon reasonable notice, for depositions, interviews, and appearances as a witness, and furnishing information to BENDATA and its legal counsel upon reasonable request. BENDATA will reimburse BROWN's documented reasonable out-of-pocket expenses incurred as a result of such cooperation, including travel, lodging, and meals. Additionally, BROWN shall be compensated $200 per hour for any services described in this Paragraph.

     7. Trade Secrets. By signing this Agreement, BROWN acknowledges that BENDATA continually develops Trade Secrets (as defined below), that BROWN may have developed Trade Secrets for BENDATA, and that BROWN may have learned of Trade Secrets during the course of his employment by BENDATA. BROWN further acknowledges that he occupies an executive, management and professional position at BENDATA. BROWN also acknowledges the importance to BENDATA of protecting its Trade Secrets and other legitimate interests. BROWN agrees that he will not, directly or indirectly, knowingly use or disclose any Trade Secrets. BROWN understands and agrees that this restriction will continue to apply even after his employment with BENDATA terminates, regardless of the reason for such termination. For purposes of this Agreement, "Trade Secrets" means any and all information of BENDATA that gives it an opportunity to obtain an advantage over actual or potential competitors who do not know or use it. Trade Secrets include, without limitation, information

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relating to: (a) research, inventions, products, methods, manuals, codes or any other materials prepared by an employee of or contractor for BENDATA, including Intellectual Property, as defined below; (b) the marketing activities and strategic plans of BENDATA; (c) BENDATA's current and prospective customers, contractors, and clients; and (d) the people and organizations with whom BENDATA has relationships and those relationships. Trade Secrets also include all information that BENDATA may receive or has received from others with any understanding, express or implied, that it will not be disclosed. In no event, however, do "Trade Secrets" include information which is shown or described to persons outside of BENDATA (e.g. prospective customers) without having them sign a confidentiality agreement; which is known to the trade or otherwise publicly known; or which could be discovered by diligent review of information available to the public.

     8. Intellectual Property. By signing this Agreement, BROWN agrees that any and all research, inventions, products, methods, manuals, codes or any other materials prepared by BROWN at any time during his employment, whether during or outside of regular work hours, whether at a BENDATA location or not, and whether prepared at the suggestion or request of BENDATA or not, that are related in any material way to the business of BENDATA (hereinafter referred to as "Intellectual Property") shall remain the sole and exclusive property of BENDATA. BROWN represents that he has disclosed and will disclose promptly to BENDATA all Intellectual Property. BROWN acknowledges that all Intellectual Property shall be considered a work made for hire under United States copyright laws, and hereby irrevocably assigns and transfers to BENDATA any and all right, title and interest he may have in any Intellectual Property. BROWN acknowledges that BENDATA is entitled to obtain and hold in its name all copyrights, patents, trade secrets and trademarks relating to Intellectual Property. BROWN agrees, during the remainder of his employment and at any time after its termination, regardless of the reason for such termination, to take any reasonable steps necessary or useful to BENDATA to assist it in acquiring and maintaining copyright, patent, trade secret and trademark rights to such Intellectual Property, and that for such services BROWN shall be compensated pursuant to the terms of Paragraph 6(c) above.

     9. Competition and Solicitation Restriction. In recognition of the fact that the success of BENDATA is in large part dependent upon the confidential relationship between BENDATA and its customers; BROWN has or may have had access to BENDATA's Trade Secrets; and BROWN occupies an executive, management and professional position at BENDATA, BROWN agrees that during the period of his employment by BENDATA and for a period of two (2) years thereafter (regardless of the reason for termination), BROWN will not, directly or indirectly, as an individual, partner, stockholder, director, officer, clerk, principal, agent, employee, trustee, or in any other relationship or capacity whatsoever: (a) enter the employment of, or render services to, any person, partnership, association, corporation, or other entity in the help desk software development industry; (b) enter the employment of, or render services to, any of the entities listed in Exhibit 2; or (c) cause, directly or indirectly, any employee, contractor, consultant or agent of BENDATA to terminate, or diminish his, her or its relationship with BENDATA (other than relationships resulting from unsolicited contacts received by him).

     10. Return of BENDATA Property Upon Termination. BROWN agrees that he shall not create or retain copies of any records of Trade Secrets, including but not limited to Intellectual Property, nor provide any person, association, corporation, or other entity with such copies or records. Upon his termination from employment, regardless of the reason for the termination, BROWN agrees that he will promptly return to BENDATA any and all literature, forms, manuals, supplies, equipment, lists, and any other written or printed information in any way pertaining to the business of BENDATA, including without limitation, all records (and copies) containing or relating to Trade Secrets, including but not limited to Intellectual Property.

     11. Remedies Relating To Paragraphs 7, 8, 9, and 10. BROWN agrees to disclose the existence and terms of Paragraphs 7, 8, 9, and 10 of this Agreement to any person, partnership, association, corporation, or other entity for whom he may work or provide services after the termination of his employment at BENDATA. BROWN agrees that the restrictions on his activities contained in Paragraphs 7, 8, 9, and 10 of this Agreement are fully reasonable and necessary to protect the Trade Secrets, including but not limited to Intellectual Property, and

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other legitimate interests of BENDATA. BROWN also acknowledges and agrees that, were he to breach the provisions of Paragraphs 7, 8, 9, or 10 of this Agreement, BENDATA could suffer irreparable harm which is incapable of being quantified in terms of money damages alone. BROWN therefore agrees that, in the event of such a breach or threatened breach, BENDATA shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against him to enforce the provisions of Paragraphs 7, 8, 9, and 10 of this Agreement, without having to post bond.

     12. Withholdings. All payments made by BENDATA under this Agreement shall be reduced by any tax or other amounts required to be withheld by BENDATA under applicable law.

     13.  Miscellaneous.

          a. Entire Agreement. This Agreement sets forth the entire understanding between the Parties and supersedes any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of BROWN's employment with BENDATA herein addressed.

          b. Governing Law. This Agreement shall be construed and enforced under, and be governed in all respects by, the laws of the State of Colorado, without regard to the conflict of laws principles thereof.

          c. Amendment. This Agreement may be amended or modified only by a writing executed by BROWN and an authorized representative of BENDATA.

          d. Waiver of Breach. The Parties understand that a breach of any provision of this Agreement may only be waived in writing by an expressly authorized representative of the other party. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          e. Captions. The headings in this Agreement are for reference only and shall not alter or otherwise affect the meaning of this Agreement.

          f. Severability. If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          g. Assignment. This Agreement shall inure to the benefit of and be binding upon BENDATA and any successor of Bendata, Inc. by reorganization, merger, consolidation, liquidation or otherwise, including any assignee of all or substantially all of the business or assets of BENDATA. BENDATA requires the personal services of BROWN hereunder and BROWN may not assign this Agreement or delegate any duties hereunder. This Agreement shall inure to the benefit of and be binding upon BROWN and his personal representatives, heirs and trustees under any inter vivos or testamentary trust.

          h. Notices. Any notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to BROWN at BROWN's last known address on the books of BENDATA or, in the case of BENDATA, to 1125 Kelly Johnson Boulevard, Suite 100, Colorado Springs, Colorado, 80920.


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          i. Jurisdiction. In the event of any legal dispute between the
Parties, the Parties agree that the District Court for El Paso County, Colorado, shall have exclusive jurisdiction over the Parties and the subject matter of the dispute.

          j. Legal Costs. In the event of any legal dispute between the Parties, the prevailing party, as determined by the court having jurisdiction over the matter, shall be entitled to recover against the non-prevailing party all costs incurred by the prevailing party, including reasonable attorneys' fees.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of the day and year first written above.

BENDATA, INC.                          VANCE F. BROWN


/s/ Valerie Lindemuth                  /s/ Vance F. Brown
---------------------                  -------------------
Name: Valerie Lindemuth                Vance F. Brown
Title: Controller

ASTEA INTERNATIONAL INC.


/s/ Zack B. Bergreen
--------------------
Name:  Zack B. Bergreen
Title:  President and CEO


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